EXHIBIT 14



  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" included in the Prospectus/Proxy Statement that forms part of the Registration Statement on Form N-14 of Federated Municipal Securities Income Trust (the "Registration Statement") and to the references to us included in Federated Municipal Securities Income Trust's Statement of Additional Information dated May 31, 2007, which is incorporated by reference into the Registration Statement, and to the incorporation by reference into the Registration Statement of our report dated May 17, 2007 on the financial statements and financial highlights of Federated Municipal Securities Fund, Inc. included in the Annual Report dated March 31, 2007.

                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 23, 2007